Exhibit 99.1
Trident Shareholders Approve Acquisition of NXP Product Lines
SANTA CLARA, Calif., Jan. 26 /PRNewswire-FirstCall/ — Trident Microsystems, Inc. (Nasdaq: TRID), a leader in high-performance semiconductor system solutions for the connected home, today announced that its shareholders approved all proposals at the company’s Annual Meeting of Stockholders held on Jan. 25, 2010, including proposals related to its acquisition of certain product lines from NXP Semiconductors. Following are summaries of the proposals approved at the meeting:
1.	Approving the issuance of newly issued shares of Trident common stock to NXP B.V. in connection with Trident’s proposed acquisition of selected assets and liabilities of the television systems and set-top box business lines of NXP and the purchase for $30 million of Trident shares by NXP.

2.	Amending the Certificate of Incorporation of Trident, as amended, to increase to 250,000,000 the number of shares of common stock authorized for issuance so that the company will have a sufficient number of authorized but unissued shares to complete the share issuance to NXP.

3.	Approving the Trident Microsystems, Inc. 2010 Equity Incentive Plan.

4.	Approving a voluntary program that will permit eligible employees (excluding Board members and certain executive officers) to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock or restricted stock units.

5.	Electing two nominees, Brian R. Bachman and J. Carl Hsu, to Class II of the Board of Directors of Trident.

6.	Ratifying the appointment of PricewaterhouseCoopers LLP as Trident’s independent registered public accounting firm for the fiscal year ending December 31, 2009, as a result of the determination by the Trident Board to change Trident’s fiscal year from June 30 to December 31, beginning with the fiscal year ending December 31, 2009.
The company currently expects to close the NXP transaction on Feb. 8, 2010. Also on Feb. 8, the company expects to announce its financial results for the fiscal second quarter ended Dec. 31, 2010, and to host a conference call at 2:00 p.m. Pacific Time. The domestic dial in is 866-202-3048; the international dial-in is 617-213-8843. Passcode: 96447383. A replay of the conference call will be available for two weeks and will be accessible by calling 888-286-8010 (domestic) or 617-801-6888 (international) using access code 75194851. This call will be webcast by Thomson/CCBN and will be accessible at Trident’s web site at: http://www.tridentmicro.com. The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors will be able to listen to the call at www.fulldisclosure.com; institutional investors will be able to access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets integrated circuits, or ICs for digital media applications, such as digital television and LCD television. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.